Exhibit 10.37

VIGNETTE CORPORATION 1999 EQUITY INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Vignette Corporation (the “Corporation”) on the following terms:

Name:	[ ]*
Employee Id #:	[ ]*

Restricted Stock Award Details:
Date of Grant:	[ ]*
Vesting Commencement:	[ ]*
Amount of Restricted Stock Award:	[ shares ]*

Vesting Schedule:	[ % of the shares of Common Stock awarded under this Restricted Stock Award shall vest on , 20 ]*, provided that you have continuous Service with the Company or a subsidiary of the Company from the Grant Date.

{* The specific terms of the award are determined on the date of grant by a Committee of the Board of Directors as prescribed by the Corporation’s 1999 Equity Incentive Plan. Although the exact vesting rate of the Vesting Schedule is determined at the discretion the Board of Directors, a typical vesting schedule stipulates 100% of the Shares subject to the option will become vested when the award recipient completes eighteen (18) months of continuous Service from the Vesting Commencement Date. }

By your signature and the signature of the Corporation’s representative below, you and the Corporation agree that your right to receive the shares are granted under and governed by the terms and conditions of the 1999 Equity Incentive Plan (the “Plan”) and of the Restricted Stock Agreement. The Restricted Stock Agreement is attached to and made a part of this document.

You further agree that the Corporation may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a web site, it will notify you by email.

By your signature below, you agree to remit any withholding taxes due immediately upon the vesting date. You may also request that the Corporation withhold from the shares awarded to you a sufficient number of shares to cover the minimum required withholding taxes. Your written request for the Corporation to withhold such shares to cover the minimum required withholding taxes must be received by the Corporation at least five (5) business days prior to the vesting date. In no event shall you surrender shares of Common Stock as payment of any tax liability if such action would cause the Corporation to recognize a compensation expense (or additional compensation expense) with respect to this restricted stock award for financial reporting purposes.

2

RECIPIENT:	VIGNETTE CORPORATION

By:
Title:
Print Name

3

VIGNETTE CORPORATION 1999 EQUITY INCENTIVE PLAN:

RESTRICTED STOCK AGREEMENT

Payment for Shares	No payment is required for the shares you receive.

Vesting	The shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award.

No additional shares vest after your service as an employee, consultant or director of the Corporation or a subsidiary of the Corporation (“Service”) has terminated for any reason. It is intended that vesting in the shares is commensurate with a full-time work schedule. For possible adjustments that may be made by the Corporation, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Shares Restricted	Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in this paragraph. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture	If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited.

The Company determines when your Service terminates for this purpose. Any shares that are forfeited may be returned to Treasury or cancelled at the Corporation’s discretion.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Corporation in writing. Your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence that lasts or is expected to last seven days or longer, then vesting will be suspended during the leave to the extent provided for in the Corporation’s leave policy. Upon your return to active work, vesting will resume; however, unless otherwise provided in the Corporation’s leave policy, you will not receive credit for any vesting during the period of your leave.

If you and the Corporation agree to a reduction in your scheduled work hours, then the Corporation reserves the right to modify the rate at which the shares vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Corporation’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Corporation pertaining to your reduced work schedule.

The Corporation shall not be required to adjust any vesting schedule pursuant to this subsection.

Stock Certificates	The certificates for Restricted Shares shall be held in escrow by the Company or its agent. In addition to or in lieu of holding certificates in escrow, the Company may have stamped on them a special legend referring to the Company’s right of repurchase. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a certificate for your vested shares without a repurchase right legend.

Voting Rights	You may vote your shares even before they vest.

Withholding Taxes	No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, regulations, Corporation trading policies (including the Corporation’s Insider Trading Policy, a copy of which can be found on the Corporation’s intranet) or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Corporation may specify.

2

No Retention Rights	Your award or this Agreement does not give you the right to be employed or retained by the Corporation or a subsidiary of the Corporation in any capacity. The Corporation and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Restricted Shares that will vest in any future installments will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Texas and with respect to issues of corporation law under the laws of the State of Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Corporation’s intranet or by request to the Finance Department.

This Agreement and the Plan constitute the entire understanding between you and the Corporation regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

3